Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial Officer
Bassett, VA 24055	(276) 629-6614 - Investors

For Immediate Release	Peter D. Morrison, Vice President of Communications
(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Quarterly Dividend & Increases Share Repurchase Plan

(Bassett, Va.) – October 4, 2018– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $0.125 per share of outstanding common stock payable on November 23, 2018 to shareholders of record at the close of business on November 9, 2018. In addition, the Board of Directors has increased the Company’s existing share repurchase authorization by nearly $12 million back to the original limit of $20 million.

“We are pleased that the Board has increased our share repurchase authorization by some $12 million,” said Robert H. Spilman, Jr., Chairman and Chief Executive Officer, “So far this year we have returned nearly $4 million to our shareholders in the form of share repurchases and $7.5 million in the form of dividends, not counting the dividend we just declared. This additional authorization gives us the flexibility to continue our balanced approach to capital allocation, which includes investing in growth, returning capital through dividends and buying back shares.”

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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